Exhibit 21.1
SUBSIDIARIES OF R. G. BARRY CORPORATION

State or Other
Jurisdiction of
Incorporation or
Name	Organization
R.G. Barry International, Inc.	Ohio
The Dearfoams Company	Ohio
RGB Technology, Inc. (formerly known as Vesture Corporation)	North Carolina